Exhibit 10.6

                      CONDITIONAL LICENSE AGREEMENT

     THIS CONDITIONAL LICENSE AGREEMENT ("Agreement") is made and entered into as of the 24th day of February, 2000 ("Effective Date"), by and between, on the one hand, Allen D. Allen ("Allen") and CytoDyn of New Mexico, Inc., a New Mexico corporation ("CytoDyn") (Allen and CytoDyn are individually and collectively referred to herein as "Inventor"), and, on the other hand, Amerimmune, Inc., a Colorado corporation ("Amerimmune").

                                RECITALS
                                --------

     A. Inventor has developed certain technology that is more specifically described on Exhibit A hereto (the "Technology") and claims rights to the trademarks CYTODYN and CYTOLIN and the goodwill associated therewith and registrations and applications for registration thereof (the "Marks").

     B. Inventor has previously entered into a Termination, Sale and Shareholder Agreement dated August 1, 1998 with Three R Associates, Inc., a California corporation ("3R"), concerning the assignment to 3R of all rights of Inventor in and to the Technology and the Marks.

     C. Pursuant to that certain Patent and Trademark License Agreement, dated October 24, 1998 between 3R and Amerimmune (the "3R License
Agreement"), Amerimmune has received a worldwide exclusive right and license in and to the Technology and the Marks from 3R.

     D. Inventor has represented to Amerimmune that circumstances have arisen leading Inventor to question Inventor's transfer, if any, of the Technology and the Marks to 3R.

     E. In the event that Inventor's transfer of rights to the Technology and the Marks to 3R was ineffective, invalid or in any manner inoperative, or in the event that rights in and to the Technology and the Marks otherwise revert to or are acquired by Inventor, Amerimmune desires to obtain from Inventor, and Inventor is willing to grant to Amerimmune, an exclusive worldwide license in and to the Technology and the Marks on the terms contained in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement:

     1.1  ALLEN.  "Allen" shall mean Allen D. Allen.

     1.2 AMERIMMUNE. "Amerimmune" shall mean Amerimmune, Inc., a Colorado corporation which is a wholly owned subsidiary of API.

     1.3  API.      "API" shall mean Amerimmune Pharmaceuticals, Inc., a
Colorado corporation.

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     1.4  CONFIDENTIAL INFORMATION.  "Confidential Information" shall mean
(i) the Know-How and the Trade Secrets, as defined in Exhibit A attached hereto, and (ii) all confidential information or trade secrets of, on the one hand, Amerimmune or its affiliates, including without limitation API, and, on the other hand, Inventor or its affiliates, disclosed orally, in writing or otherwise by one party to the other party, or to their respective affiliates, officers, agents or employees. In order to be included in "Confidential Information" pursuant to (ii) in the preceding sentence, the disclosing party must mark written disclosures as "Confidential" or must give written notice identifying the Confidential Information within five (5) business days after the disclosure. "Confidential Information" shall not be deemed to include information that is publicly known or that becomes publicly known through no fault of Inventor (with respect to Amerimmune's Confidential Information), or through no fault of Amerimmune (with respect to Inventor's Confidential Information).

     1.5 INVENTOR. "Inventor" shall mean Allen and CytoDyn of New Mexico, Inc. a New Mexico corporation, individually and collectively.

     1.6  LICENSE.  "License" shall mean the license granted pursuant to
Section 2.1 hereof.

     1.7  LICENSE CONDITION.  "License Condition" shall mean that
Inventor's transfer of rights to the Technology and the Marks to 3R is held by a court or arbitrator of competent jurisdiction, or by agreement between Inventor and 3R, to have been ineffective, invalid or in any manner inoperative, or the rights in and to the Technology and the Marks otherwise revert to or are acquired by Inventor.

     1.8 LICENSED PRODUCTS. "Licensed Products" shall mean all products and/or services that (i) are developed, manufactured, marketed, distributed, imported and/or sold by Amerimmune or its successors, assigns and/or sublicensees, in connection with the Marks, and/or (ii) incorporate or utilize or are manufactured using any of the Technology.

     1.9 LOAN AGREEMENT. "Loan Agreement" shall mean the Amendment to Loan Documents of even date herewith between Amerimmune and Allen attached hereto as Exhibit B.

     1.10 MARKS. "Marks" shall mean all worldwide rights in and to the marks CYTODYN and CYTOLIN and all goodwill appurtenant thereto and all present and future U.S. and foreign registrations and applications for registration thereof, any corporate names and trade names for terms similar to CYTODYN and CYTOLIN, and the domain name registration for CYTOLIN.

     1.11 TECHNOLOGY. "Technology" shall have the meaning set forth on Exhibit A attached hereto.

     1.12 TERM.  "Term" shall mean the period set forth in Section 11 hereof.

     1.13 3R. "3R" shall mean Three R Associates, Inc., a California corporation.

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     1.14 3R LICENSE AGREEMENT.  "3R License Agreement" shall mean that certain Patent and Trademark License Agreement dated October 28, 1998 between 3R and Amerimmune.

2.   LICENSE OF RIGHTS TO MARK AND TECHNOLOGY

     2.1 LICENSE. In the event that the License Condition is satisfied, Inventor shall be deemed to have granted to Amerimmune, and Amerimmune shall be deemed to have accepted, an irrevocable (subject to the terms of this Agreement), exclusive, worldwide right, license and privilege
(including the right to sublicense subject to the terms of this Agreement) to use the Marks and the Technology (as now owned or hereafter acquired by Inventor or Inventor's successors or assigns) during the Term in connection with the development, manufacture, use, marketing, distribution, import, offer for sale and/or sale of Licensed Products. Except as otherwise set forth herein, the foregoing license shall be exclusive even with respect to Inventor, and Amerimmune shall have the right to use such names and marks, including without limitation the Marks, in connection with labeling, packaging and advertising the Licensed Products, as Amerimmune shall determine in its sole discretion; but (i) nothing contained herein shall be construed to require CytoDyn to change its corporate name or to prevent
CytoDyn from utilizing "CytoDyn" as its corporate name or as an Internet domain name, and (ii) neither Amerimmune nor Inventor shall use "cytolin" in whole or part as an active Internet domain name, but either may use the term "CYTOLIN" in articles and discussions appearing at their respective web sites. Amerimmune may use Allen's name and bibliography and biography
(as permitted by law) in promoting Licensed Products, but shall take reasonable steps to ensure that any such uses preserve Allen's good reputation.

     2.2  FURTHER ASSURANCES; COOPERATION.

          (a) NOTIFICATION. Inventor shall immediately notify Amerimmune in writing in the event of the (i) transfer or reversion of any of the Technology or Marks to, or the acquisition of any of the Technology or Marks by, Inventor or any affiliate of Inventor, or (ii) acquisition by Inventor or any affiliate of Inventor from 3R of any capital stock or any proxy (including without limitation a return of any proxy previously granted to 3R) or other right to vote the stock of API and/or Amerimmune.

          (b) COOPERATION. Inventor shall execute such documents and instruments as Amerimmune shall reasonably request from time to time to confirm the license herein granted, and may cause such documents or instruments to be recorded in the records of the United States Patent and Trademark Office ("PTO") and such other offices as Amerimmune shall deem appropriate.

          (c) DOCUMENTATION. From time to time following execution of this Agreement, Inventor shall furnish to Amerimmune all information and documents regarding the Technology and the Marks, including without limitation research and development reports and all other data relating to the Technology, as shall be reasonably requested by Amerimmune.

     2.3 PATENT MARKING. Amerimmune shall mark all Licenced Products or the packaging for such Licensed Products with patent numbers in accordance with statutory requirements and prudent practice pursuant to industry standards and, pending the issue of any patents covering the Licenced Products, shall cause the term "Patent Pending" to appear on such Licensed Products or the packaging for such Licensed Products.

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     2.4  PROTECTION OF RIGHTS.

          (a) PROSECUTION. Amerimmune may apply for patent and trademark protection for the Technology and the Marks in the name of Inventor in all countries of the world, or Inventor shall file such applications in Inventor's name as Amerimmune shall reasonably request, all of which shall be subject to the License, using counsel of Amerimmune's choice. Inventor shall diligently prosecute and maintain or, at Amerimmune's election, shall cooperate with Amerimmune in prosecuting and maintaining all such patent and trademark applications, patents and trademark registrations, using counsel of Amerimmune's choice. Inventor shall execute all papers, documents and instruments necessary to enable Amerimmune to cause to be prepared, filed and prosecuted, such applications for letters patent and trademark registration in such countries of the world as Amerimmune shall, in its sole discretion, determine is advisable. Notwithstanding anything else contained in this Agreement, neither Amerimmune/API nor a patent or trademark attorney or agent used by Amerimmune/API pursuant to this Agreement shall have power of attorney to assign, transfer, sell or register, the patents or Marks owned by or applied for in the name of Inventor. The patent attorney used by Amerimmune pursuant to this paragraph shall possess the specialized qualifications enumerated in Exhibit F.

          (b) NOTICES. Throughout the Term, Inventor shall promptly notify Amerimmune in writing of all patent and trademark applications, patents, and trademark registrations with respect to any of the Marks or the Technology that are being prosecuted or maintained by Inventor, and all changes of status of any such applications or registrations, accompanied by complete and accurate copies of all documents pertaining thereto. Within a reasonable period of time before deadlines or due dates relating to any such patent and trademark applications, patents and trademark, Inventor shall provide Amerimmune with copies of all relevant documentation so that Amerimmune may be informed and apprised of the continuing prosecution and maintenance, and may provide substantive comment and input thereon. In the event that Amerimmune from time to time during the Term provides directions to Inventor in connection with prosecution and maintenance of such patent and trademark applications, patents and trademark registrations, Inventor shall comply with the directions given by Amerimmune, provided such directions are reasonable.

          (c) REIMBURSEMENT. Amerimmune shall directly pay or shall reimburse Inventor for all fees and costs (including but not limited to attorneys', engineering and drafting fees) that are authorized in advance by Amerimmune for preparing, filing, prosecuting and maintaining the patent and trademark applications, patents and trademark registrations covering the Technology and the Marks. Inventor shall provide Amerimmune with documentation to support these costs upon request of Amerimmune. Inventor shall provide periodic statements to Amerimmune showing the amount to be reimbursed to Inventor under the provisions of this Section 2.4(d).
Payment to Inventor shall be due within thirty (30) days of the date of these statements. If Amerimmune does not reimburse Inventor or notify Inventor in writing of a good faith dispute over the amount required to be reimbursed within thirty (30) days of receipt of a statement from Inventor, Inventor shall have the right to give Written Notice pursuant to Section
11.2 hereof to terminate the License with respect to such patent or trademark application, patent, or trademark registration for which reimbursement has not been paid.

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3.   CONSIDERATION

     In consideration for entering into this Agreement, Amerimmune has agreed to advance an additional $50,000 to Inventor pursuant to the terms of the Loan Agreement. In addition, as consideration for the License, upon Inventor's delivery to Amerimmune of evidence satisfactory to Amerimmune that (i) the License Condition has been satisfied with respect to all of the Technology and the Marks, and that (ii) Amerimmune's obligations under the 3R License Agreement have terminated, Amerimmune agrees to continue to pay to Inventor directly the consideration provided for in Section 4(b) of the 3R License Agreement and Section 2 of Letter Agreement dated August 1, 1998 (which Section, together with the definitions for "Inventor" and "Licensee" from the 3R License Agreement and Letter Agreement, both attached hereto as Exhibit C and are herein incorporated by reference) and to take such other actions as are provided for in Exhibit D attached hereto.

4.   SURRENDER OF STOCK

     In the event that Inventor hereafter directly or indirectly acquires, purchases (other than bona fide cash purchases of API common stock in the open market at prevailing market prices), is awarded or otherwise receives from 3R, the current stockholders of 3R, or their respective affiliates or successors in interest any shares of capital stock of API and/or Amerimmune, Inventor shall immediately for no additional consideration surrender to API and/or Amerimmune, as applicable, all such shares of capital stock of API and/or Amerimmune for return to treasury stock.

5.   CONFIDENTIALITY

     Each of Amerimmune and Inventor shall regard and preserve the Confidential Information of the other party as secret and confidential, and shall not publish or disclose any Confidential Information in any manner without the prior written consent of the other party. Each of Amerimmune and Inventor shall use the same level of care to prevent the disclosure of the other party's Confidential Information that it exercises in protecting its own Confidential Information and shall in any event take all reasonable precautions to prevent the disclosure of Confidential Information to any third party. Except as otherwise provided herein, before disclosing Confidential Information to a third party ("Recipient"), the disclosing party shall obtain a written commitment from the Recipient to observe the confidentiality provisions of this Section 5. Each party acknowledges and agrees that, in addition to any other available rights or remedies, a disclosing party shall be entitled to specific performance, injunctive relief and any other equitable remedy for the breach or default or threatened breach or default of this Section 5 and waives any defense that a remedy at law or damages is adequate. In addition to the confidentiality provisions described above, Inventor agrees to be bound by the confidentiality provisions contained in Exhibit G attached hereto. Neither party shall publicize the terms of this Agreement without the prior written consent of the other party (except as required in connection with any legal proceeding or arbitration, as required by law, or to the extent reasonably required in connection with any merger, acquisition, reorganization, capital or financing transaction), but each party shall have the right to publicize the existence of this Agreement. Inventor shall have the right to publish the results of any studies and/or trials in connection with the Technology that confirms (as opposed to that contradicts) information or study results already in the public domain.

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6.   QUALITY CONTROL

     Amerimmune agrees to maintain reasonable quality standards common in the industry for the Licensed Products to be distributed or sold by Amerimmune in connection with any of the Marks or Technology, and Amerimmune agrees to manufacture or have manufactured such Licenced Products in accordance with such standards. Inventor or its designated representatives shall have the right to inspect the materials, manufacturing sites and processes employed by Amerimmune in connection with, and samples of, such Licensed Products to assure Inventor that such quality standards are being complied with. Any such inspection shall be preceded by at least two (2) full business days' advance written notice, and shall be at Inventor's sole cost and expense.

7.   IMPROVEMENTS

     Amerimmune shall have the right to improve the Technology through its own research and development. All such improvements that do not infringe the claims of the Patents shall be the property of Amerimmune, and improvements that infringe the claims of the Patents shall be the property of Inventor, but shall be subject to the License. Amerimmune and Inventor shall each promptly notify the other of improvements to the Technology which either party shall invent, create, develop or acquire during the Term.

8.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     8.1 AUTHORITY. Each party represents and warrants to the other party that (i) this Agreement has been duly authorized, executed and delivered by it and that this Agreement is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally, and to general equitable principles, and (ii) such party's performance under this Agreement will not violate any agreement with any third party or any federal, state or local law or regulation.

     8.2 TITLE; VALIDITY; INFRINGEMENT. Inventor represents, warrants and covenants to Amerimmune that: (i) Inventor is the sole inventor of the inventions included in the Technology; (ii) except for rights claimed by 3R, Inventor is the sole owner of all right, title and interest in and to the Technology and the Marks; (iii) Inventor has not done or omitted any act, nor shall Inventor do or omit any act, which would impair the validity of the Technology or the Marks or any part thereof or Inventor's ability to effect the transactions contemplated by this Agreement; (iv) all of the statements, declarations and claims made in any application for letters patent included in the Technology are true and correct in all respects and Inventor knows of no prior art not disclosed in such applications; (v) except for rights claimed by 3R, Inventor has the sole right and full power to license the Technology and the Marks to Amerimmune, and no consent of any other party is necessary or appropriate to the consummation of the transactions contemplated to be performed by Inventor under this Agreement;
(vi) with the exception of rights assigned by Inventor to 3R and licenses that have heretofore been terminated in accordance with their terms, Inventor has not granted, nor prior to or during the Term shall Inventor grant, any interest in or to the Technology or the Marks by way of assignment, license, encumbrance, obligation, agreement, security interest, lien, option or otherwise to any third party; (vii)

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to the best knowledge of Inventor and its officers and directors, the
Technology and the Marks, and Amerimmune's exploitation of the rights licensed thereto pursuant to this Agreement, does not and will not infringe any valid patent, trade secret, copyright, trademark or other proprietary right of any third party; and (viii) Inventor and its officers and directors are not aware of any present or potential third party infringement of the Technology or the Marks, except as set forth on Exhibit E attached hereto.

     8.3 CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF AMERIMMUNE. Amerimmune represents, warrants and covenants to Inventor that:
(i) Amerimmune has not done or omitted any act, nor shall Amerimmune do or omit any act, which would impair the validity of the Technology or any part thereof or Amerimmune's ability to effect the transactions contemplated by this Agreement; (ii) Amerimmune has not sublicensed any interest in or to the Technology or the Marks to any third party; and (iii) Amerimmune and its officers and directors are not aware of any present or potential third party infringement of the Technology.

     8.4 ACKNOWLEDGMENT BY AMERIMMUNE. Amerimmune acknowledges that Inventor has advised Amerimmune that a license from Coulter Immunology, Inc. may be required for Amerimmune to manufacture S6F1 Antibodies.

9.   INFRINGEMENT

     9.1 THIRD PARTY INFRINGEMENT. If Inventor learns of facts that it concludes may constitute an infringement of any of the Technology or the Marks by any third party, Inventor shall promptly notify Amerimmune in writing, setting forth such facts and the basis for its conclusion, and shall include with such notice any other reasonably available evidence in support thereof.

          (a) SUBSTANTIAL INFRINGEMENTS. Amerimmune shall take appropriate action at Amerimmune's expense against "Substantial Infringements" of the Technology or the Marks (including without limitation filing a lawsuit or arbitration against such third party infringer, if necessary). For purposes hereof, a "Substantial Infringement" shall be an infringement of Technology or Marks (i) where failure by Amerimmune to take appropriate action against such infringement would result in partial or total loss or abandonment of rights to the infringed Technology and/or Marks, or (ii) if the infringement has resulted in more than a 25% reduction in sales of Licenced Products in any country after introduction into the market in such country of the infringing product. Unless Inventor agrees otherwise in writing, Amerimmune's failure to commence appropriate action against a Substantial Infringement within thirty (30) days after learning or receiving written notice of such infringement shall result in the termination of the License in such country with respect to the Marks (if one of the Marks is the subject of such Substantial Infringement) or the infringed Technology.

          (b) OTHER INFRINGEMENTS. Amerimmune shall have the right, but not the obligation, at Amerimmune's expense to take such action against infringements other than Substantial Infringements as Amerimmune deems appropriate. If Amerimmune declines to take action (i.e., send demand letter, file lawsuit) against an infringer within thirty (30) days of receipt of notice thereof from Inventor, Inventor shall have the right to take action against such infringer upon giving Amerimmune at least fifteen
(15) days prior written notice. Amerimmune shall have the right to participate in such

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action, at Amerimmune's expense.  Inventor shall not settle any action against a third party infringer of the Technology or the Marks without Amerimmune's prior written consent, which consent shall not be unreasonably withheld.

          (c) RECOVERY. Amerimmune shall be entitled to any monetary award, judgment or settlement resulting from action brought or taken by Amerimmune against a third party infringer. Inventor shall be entitled to any monetary award, judgment or settlement resulting from action brought or taken by Inventor against a third party infringer. Any monetary award, judgment or settlement resulting from action brought or taken jointly by Amerimmune and Inventor shall be divided between Amerimmune and Inventor PARI PASSU based on each party's financial contribution towards such result.

     9.2 NOMINAL PLAINTIFF. If any infringement action, suit or proceeding is brought hereunder by Amerimmune to enforce any rights in the Technology or the Marks, Inventor shall upon the request and at the expense of Amerimmune, cooperate with Amerimmune and be named, joined and participate therein as a nominal plaintiff.

10.  INDEMNIFICATION

     10.1 INVENTOR INDEMNIFICATION. Inventor shall indemnify, hold harmless and defend Amerimmune and its officers, directors, employees, representatives and agents, from and against any and all claims, demands, lawsuits, actions, proceedings, liabilities, losses, damages, fees, costs and expenses (including without limitation attorneys' fees and costs of investigation and experts) resulting from or arising out of (i) any breach by Inventor of this Agreement, including without limitation any breach of the representations, warranties and covenants of Inventor hereunder, (ii) any claim by 3R or any other party that this Agreement represents an interference with a contractual relationship or otherwise violates such party's rights, or (iii) any claim that Amerimmune's exploitation of any rights in the Technology and the Marks herein licensed infringes or violates any patent, copyright, trademark or other right of any third party unless any such infringement or violation is due to actions or inactions by Amerimmune other than by reason of Amerimmune's exercise of its rights licensed pursuant to this Agreement; but Amerimmune shall not be entitled to indemnification hereunder for infringement exclusively resulting from Amerimmune's improvements to the Technology.

     10.2 AMERIMMUNE INDEMNIFICATION. Amerimmune shall indemnify, hold harmless and defend Inventor and its officers, directors, employees, representatives and agents, from and against any and all claims, demands, lawsuits, actions, proceedings, liabilities, losses, damages, fees, costs and expenses (including without limitation attorneys' fees and costs of investigation and experts) resulting from or arising out of (i) any breach by Amerimmune of this Agreement, including without limitation any breach of the representations, warranties and covenants of Amerimmune hereunder, and
(ii) the use of the Licensed Products (including without limitations any product liability claims) and/or the development, manufacture, marketing, distribution and/or sale by Amerimmune of the Licensed Products (except for infringement claims covered by Section 10.1(iii) above). In addition, Amerimmune shall require any sublicensee to agree to indemnify Inventor from and against all product liability claims by persons purchasing Licensed Products from such sublicensee and/or its agents or distributors.

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11.  TERM.

     11.1 TERM.  The term of the License shall commence as of the later of
(i) the date first above written, or (ii) the date that the License Condition is satisfied, and shall terminate (i) with respect to the Patents or any other patents covered by this Agreement, upon the expiration of the last to expire of such Patents or patents; (ii) with respect to the Know-how and Trade Secrets, and any improvements thereto, and the Marks, upon termination of this Agreement as provided in Section 11.2 below, it being the intent of the parties that, absent such termination, the license with respect to such Know-how, Trade Secrets, and any improvements thereto, and Marks shall be in perpetuity.

     11.2 TERMINATION. Inventor may terminate the License for a material breach of this Agreement by Amerimmune by delivering written notice to Amerimmune setting forth that Amerimmune is in material breach of this Agreement and specific statements of such material breach or breaches (the "Written Notice"). The License will terminate (A) 30 days after the receipt of the Written Notice (i) if material breaches capable of being corrected within such 30 days have not been corrected, or (ii) for material breaches not capable of being corrected within 30 days of receipt of the Written Notice, if correction of such breach is not commenced within such 30 days and prosecuted reasonably diligently thereafter, and (B) immediately upon receipt of the Written Notice in the case of material breaches incapable of being corrected.

     11.3 EFFECT OF TERMINATION. Upon termination of the License, Amerimmune shall transfer to Inventor all rights which Amerimmune may have, if any, to the Technology and the Marks, and all rights to any sublicenses which may have been granted pursuant to the terms hereof.

12.  NOTICE

     Any notice or other communication hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by telex, facsimile or telecopy mechanism provided that any notice so given is also mailed as provided herein, (iii) delivered by Federal Express or similar commercial delivery service or (iv) mailed by certified mail, postage prepaid, return receipt requested, to the party to which such notice or communication is to be given at the address set forth on the signature page of this Agreement or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telex, facsimile or telecopy mechanism, when transmitted, (ii) if given by mail, two (2) days after such communication is deposited in the mails and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

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13.  DISPUTE RESOLUTION BY REFEREE

     Amerimmune and Inventor agree to waive the right to a jury trial and to submit any disagreement or controversy arising under or relating to this Agreement or the subject matter hereof for resolution by a trial on Order of Reference. Such trial shall be conducted by a retired judge or justice having expertise in commercial disputes and who is acceptable to both parties. The retired judge or justice shall be appointed pursuant to the provisions of California Code of Civil Procedure Section 638(1) or any amendment, addition or successor section thereto. If the parties are unable to agree upon a retired judge or justice panel to act as referee, then upon petition by either party to the presiding judge of the Superior Court of the State of California for the County of Los Angeles, Central District (or such other judge as the presiding judge may designate for such purpose), such judge shall in his or her sole discretion select one retired judge or justice who shall serve as the referee. Such referee shall hear the dispute or controversy until the final determination thereof pursuant to
Article VI, Section 21 of the California Constitution, Section 638 ET SEQ. of the California Code of Civil Procedure, and Rule 244.1(a) of the California Rules of Court. The referee shall conduct such reference proceeding, including making orders relating to discovery to take place in connection therewith, so that the period of time from such referee's appointment until the reference proceeding is concluded is not longer than six (6) months (such period is directory only, and a failure to conclude such proceeding within such period shall not result in a loss of jurisdiction by the referee). The referee's award shall be in writing, and shall include a statement of decision, in accordance with Section 632 of the California Code of Civil Procedure. The parties shall pay in advance, to the referee, the estimated reasonable fees and costs of the reference as may be specified in advance by the referee. The parties shall share equally, by paying their proportionate amount, the fees and costs of the reference. The parties intend this general reference agreement to be specifically enforceable.

14.  GOVERNING LAW

     This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California, except where such are governed exclusively by federal law.

15.  RELATIONSHIP OF PARTIES

     Each party shall conduct all business in its own name as an independent contractor. No joint venture, partnership, employment, agency or similar arrangement is created between the parties. Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect, to pledge its credit, to accept any service of process upon it, or to receive any notices of any nature whatsoever on its behalf.

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16.  SEVERABILITY

     If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction then, to that extent and within the jurisdiction in which it is illegal, invalid or unenforceable, it shall be limited, construed or severed and deleted from this Agreement, and the remaining extent and/or remaining portions hereof shall survive, remain in full force and effect and continue to be binding and shall not be affected except insofar as may be necessary to make sense hereof, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

17.  BREACH; REMEDIES

     In the event of a breach of this Agreement, the non-breaching party shall be entitled to exercise any right or remedy available to it hereunder, at law or in equity, including without limitation specific enforcement of the terms hereof. The exercise of any right or remedy available to a party shall not preclude the concurrent or subsequent exercise by it of any other right or remedy and all rights and remedies shall be cumulative.

18.  ENTIRE AGREEMENT

     This Agreement (including Exhibits A-G attached hereto which are herein incorporated by this reference) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, agreements, arrangements and understandings with respect to the subject matter hereof.

19.  INTERPRETATION

     The normal rule of construction that an agreement shall be interpreted against the drafting party shall not apply. In this Agreement, whenever the context so requires, the masculine, feminine or neuter gender, and the singular or plural number or tense, shall include the others.

20.  AMENDMENT AND WAIVER

     Neither this Agreement nor any of its provisions may be amended, changed, modified or waived except in a writing duly executed by an authorized officer of the party to be bound thereby.

21.  SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and assigns.

22.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                                        Amerimmune, Inc.
___________________________________     21550 Oxnard Street, Suite 830
Allen D. Allen                          Woodland Hills, California 91367
4236 Longridge Avenue #302              Facsimile: (310) 768-2026
Studio City, California 91604
Facsimile:_________________________
                                        By:_____________________________
                                        Name:___________________________
CytoDyn of New Mexico, Inc.             Title:__________________________
____________________________________
____________________________________
Facsimile:__________________________    Consent of spouse of Allen D. Allen
                                        ---------------------------------
                                        The undersigned, who is the wife of
                                        Allen D. Allen, consents to the
By:_________________________________    terms of the foregoing Agreement.
Name:_______________________________
Title:______________________________
                                        _________________________________

                                EXHIBIT A

                               TECHNOLOGY

"Technology" shall mean the Patents, Patent Rights, Know-how, Products and Trade Secrets, as such terms are hereafter defined, existing upon commencement of the Term (as such term is defined in the Agreement), together with any improvements to any of the foregoing invented, created, developed or acquired by Inventor during the Term.

The "Patents" shall mean all right, title and interest in the inventions, processes and improvements described and claimed in United States Patent No. 5,424,066 entitled METHOD FOR INCREASING CD4+ CELL NUMBERS THROUGH THE USE OF MONOCLONAL ANTIBODIES DIRECTED AGAINST SELF-REACTIVE, CD4 SPECIFIC CYTOTOXIC T-CELLS issued June 13, 1995 and United States Patent No. 5,651,970 entitled METHOD FOR INHIBITING DISEASE ASSOCIATED WITH THE HUMAN IMMUNODEFICIENCY VIRUS THROUGH THE USE OF MONOCLONAL ANTIBODIES DIRECTED AGAINST ANTI-SELF CYTOTOXIC T-LYMPHOCYTES OR THEIR LYTICS, issued July 29, 1997.

The "Patent Rights" shall mean foreign patent applications corresponding to the Patents, together with any U.S. or foreign continuations, divisional or continuation-in-part applications and all other applications relating in any way to the subject matter described in the Patents and any letters patent related thereto as well as any reissue and/or re-examined patents issuing thereon, and shall include without limitation pending U.S. patent application nos. 08/940,227 (METHOD FOR TREATING DISEASE INCLUDING MOLLUSCUM CONTAGIOSUM ASSOCIATED WITH THE HUMAN IMMUNODEFICIENCY VIRUS THROUGH THE USE OF MONOCLONAL ANTIBODIES) and 08/940,228 (TREATMENT OF HIV INFECTION (sic) BY INFUSING A DOSE OF SELECTED MONOCLONAL ANTIBODIES THAT INHIBIT PRODUCTION OF LYMPHOCYTE- ASSOCIATED MOLECULE (sic) 1 (LFA-1) ON CD8 CELLS).

"Know-How" shall mean all know-how, intellectual property, technical expertise, inventions, information, improvements, computer programs, algorithms, data, discoveries, ideas, and concepts, whether or not patentable or copyrightable, including but not limited to medical, clinical, chemical, pharmaceutical, pharmacological, topological, toxicological or other scientific data (including without limitation preclinical and clinical data, notes, reports, models and samples), unique methods, processes, techniques, designs, formulae, configurations of any kind, computer graphics, apparatus, products, devices, software, specifications, drawings and all testing, assaying and analysis methodologies in any manner pertaining or relating to, resulting from or useful in connection with the Patents or Patent Rights.

"Products" shall mean all products that embody or make use of all or any part of the Patents or Patent Rights or Know-how.

"Trade Secrets" shall mean all documents and information in any form that have been originated by, are peculiarly within the knowledge of or are proprietary to Inventor in whole or in part, and are subject to protection under recognized legal principles as trade secrets or otherwise pertaining or relating to, resulting from or useful in connection with the design, manufacture, installation, sales, marketing, administration, use, repair or operation of products, processes or services pertaining or relating to, resulting from or useful in connection with the Patents or Patent Rights or Know-how or Products.

                                EXHIBIT B

                             LOAN AGREEMENT


     See attached form of Amendment to Loan Documents.

                                EXHIBIT C

                          3R LICENSE AGREEMENT


     See attached form of 3R License Agreement

                                EXHIBIT D

                   ADDITIONAL COVENANTS OF AMERIMMUNE


1. As promptly as reasonably possible following satisfaction of the License Condition, Amerimmune shall: (i) pay to Inventor any payments owed to Inventor by Amerimmune under the terms of any Agreements existing as of the Effective Date between (A) Amerimmune and Inventor or (B) Amerimmune and 3R, that have been refused by Inventor, but in no event shall the foregoing be interpreted to require Amerimmune to make any double payment of any amount owed by Amerimmune; and (ii) use commercially reasonable efforts (which shall include, without limitation, filing either an arbitration or a lawsuit to the extent that a claim can be made in good faith) to cancel the shares of stock of Amerimmune and/or API owned by 3R, its shareholders, principals, officers, directors or affiliates.

2. If Inventor acquires shares of stock of Amerimmune and/or API from 3R or its shareholders, principals, officers, directors or affiliates, and delivers such shares to Amerimmune pursuant to Section 4 of the Agreement, Amerimmune shall pay to Inventor the amount of the incremental cost and expense incurred in acquiring such shares from 3R promptly after Inventor delivers to Amerimmune evidence reasonably satisfactory to Amerimmune of the amount of Inventor's incremental cost and expense. If, in an action or arbitration brought by Inventor to satisfy the License Condition, shares of stock of API owned by Inventor are ordered to be and are canceled, then, as additional consideration for the License, API shall issue to Inventor a number of shares of the same class of stock of API equal to the number of shares so canceled.

3. If the License Condition is satisfied, Amerimmune agrees not to file an action or arbitration against Inventor seeking return or cancellation of the shares of stock of Amerimmune and/or API owned by Inventor as of the Effective Date based on a claim of failure or lack of consideration for such shares.

4. If the License Condition is satisfied, Amerimmune agrees not to employ or enter into any consulting contract with 3R and/or any persons or entities who as of the Effective Date are shareholders, principals, officers, directors or affiliates of 3R.

                                EXHIBIT E

                     EXCEPTIONS TO SECTION 8.2(viii)

Known to us as of February 13, 2000:

Abbott Laboratories of Abbott Park, Ill., a major pharmaceutical company, has registered the Internet domain name CYTOLIN.COM, according to information we received from Dr. Strickland the evening of 2/13/00. It is not clear why they did so since our trademark would presumably preclude them from using that trade name on a product. It is not clear whether this registration would be an infringement as opposed to an unfair business practice since the Marks are protected as a description of products. Of course, if they don't use the domain name actively, then there is no damage being as how we have both agreed not to use it.

A company in Florida incorporated under the name Cytodyne Technologies and has been advertising a nutraceutical weight loss product. This has caused confusion in that doctors have asked us if we have entered that field. Mr. McCann sent a cease and desist letter on behalf of Amerimmune with no apparent effect. Mr. Judson had gone so far as to prepare a complaint but that was sabotaged by Roy Azarnoff.

                                EXHIBIT F


1. SPECIAL QUALIFICATIONS FOR A PATENT ATTORNEY USED TO PROSECUTE OR DEFEND ALLEN'S PATENTS.

     (a) Should have successfully prosecuted at least one patent on a treatment method, preferably more.

     (b) Should have successfully prosecuted at least one patent, preferably more, where novelty is a challenge due to the fact that the invention arises from a better understanding of information in the prior art and not from new information.

     (c) After conferring with Mr. Allen should understand the distinction between an infection, an infectious disease in the sense of Koch, and a noninfectious disease with an infectious agent, as may be necessary to argue for novelty.

     (d) After conferring with Mr. Allen should understand how the laws of nature can be used predictively by scientists, as may be necessary to argue for utility.

     (e) Should be able and willing to advise Amerimmune of how public or discoverable statements made by Amerimmune, or unchallenged public statements made by others, that incorrectly characterize the Technology could lay a foundation for a challenge to any patent licensed under this Agreement, including but without limitation, by estoppel.

2. SPECIAL QUALIFICATIONS FOR A PATENT ATTORNEY USED TO ENFORCE AND PREVENT INFRINGEMENTS AGAINST ALLEN'S PATENTS.

     Should have extensive knowledge of the statutory and case law on contributory infringement, the staple exception, and the reasons why a pharmaceutical product cannot be a staple.

3.   ACKNOWLEDGMENT.

     Inventor acknowledges and agrees that Rod S. Berman, Esq. and David J. Meyer, Esq., of Jeffer Mangels Butler & Marmaro LLP satisfy all of the qualifications set forth in this Exhibit F.

                                EXHIBIT G

                     PRIOR CONFIDENTIAL INFORMATION


     The term "Prior Confidential Information" refers to all data, reports, drawings, tapes, formulae, interpretations, records, trade secrets, documents, information regarding products, processes, research and development, apparatus and application methods that are not and have not been openly communicated or made accessible by Amerimmune or 3R to third parties and that Inventor obtains or obtained from Amerimmune, 3R, their employees, subsidiaries and affiliates, or that Inventor otherwise acquired from Amerimmune or 3R, including information of a third party as to which Amerimmune has a nondisclosure obligation, and including all Consultant Innovations (as defined below). Additionally, Prior Confidential Information shall include any and all reports to 3R made by Allen in the course of performance of that certain Consulting Agreement dated August 1, 1998 between Allen and 3R (the "3R Consulting Agreement"), and the contents thereof and any and all information developed, created, transcribed or generated in any form in performance thereof.

     "Consultant Innovations" includes, but is not limited to, all intellectual property, technical innovations, inventions, discoveries, ideas, concepts, know-how, technical expertise, formulae, information, data, unique methods, improvements, new and useful art, computer programs, processes of which any computer program constitutes a part, configuration of any kind, algorithm, processes, techniques, designs, devices, software, specifications and medical, clinical, chemical, pharmaceutical, pharmacological, topological, toxicological or other scientific data (including without limitation preclinical and clinical data, notes, reports, models and samples), in any manner pertinent or related to, resulting from or useful in or to the Technology and all products that embody or make use of all or any part of the Technology that were or are conceived (whether or not reduced to practice) or first reduced to practice by Inventor whether solely or jointly with others, during the term of the 3R Consulting Agreement or as a result of knowledge acquired while performing services thereunder, whether patentable or copyrightable or not. Notwithstanding the foregoing, Consultant Innovations shall not include inventions, any intellectual property, technical innovations, discoveries, ideas, concepts, know-how, technical expertise, formulae, information, data, unique methods, improvements, new and useful art, computer programs, processes of which any computer program constitutes a part, configuration of any kind, algorithm, processes, techniques, designs, devices, software, specifications or other scientific data in the field of biotechnology that are in no manner pertinent or related to, or resulting from or useful in the Technology or medical or pharmaceutical purposes and, without limitation, shall not include anything whatsoever related to the fields of physics or music.

     Inventor:

*    shall hold the Prior Confidential Information in confidence;

* shall take or cause to be taken all reasonable precautions to prevent the disclosure or communication of Prior Confidential Information to third parties;

* agrees that each reproduction, duplication, or copy of any portion of Prior Confidential Information shall be deemed Prior Confidential Information for all purposes hereunder.

     Amerimmune agrees Inventor may publish papers in peer review, scientific and technical journals; provided that Inventor agrees (i) no such paper will include Prior Confidential Information, (ii) Inventor will deliver a final copy of the proposed paper to Amerimmune for its approval no less than 30 days prior to the date he plans to deliver the paper to the journal publisher, (iii) if Amerimmune advises Inventor that in its reasonable judgment the paper contains, or could lead to the discovery of, Prior Confidential Information, Inventor will delete such Confidential Information or the means of discovering such Information, (iv) if Inventor or the journal publisher propose to make any change to the paper previously submitted to Amerimmune, such proposed change will be submitted to Amerimmune for its approval before it is made and not less than 5 business days prior to the paper being released to the printer for final printing, and (v) Inventor will only permit a paper approved by Amerimmune to be published. Amerimmune agrees that should it publish any articles describing the contributions of Allen under this Agreement, it will acknowledge Allen's contribution to such results.